Harris & Harris Group Portfolio Company Enumeral
Biomedical Completes Equity Offering and Public Listing

Enumeral transitions to a public company and raises $21.55 million in new equity capital

New stock symbol OTCQB:ENUM

NEW YORK, NY — August 4, 2014 — Harris & Harris Group, Inc. (NASDAQ:TINY), an investor in transformative companies enabled by disruptive science, today announced that its portfolio company, Enumeral Biomedical Corp., completed a reverse merger of the company into a publicly traded shell company simultaneous with the close of a $21.55 million equity round of financing. The surviving entity will be called Enumeral Biomedical Holdings, Inc. ("Enumeral") (formerly known as Cerulean Group, Inc.), and be traded on the OTC Market under the symbol "ENUM." Montrose Capital Partners led the round of financing, Intuitive Venture Partners acted as exclusive financial advisor and EDI Financial acted as the lead placement agent. Harris & Harris Group invested $1.5 million in this round of financing alongside other current investors including Allan Rothstein of Hedge Capital Partners and a member of the board of directors of Enumeral. Following this transaction, Harris & Harris Group will own approximately 15 percent of the outstanding securities of publicly traded Enumeral.

Enumeral is focused on using its proprietary drug discovery platform, developed in the laboratory of Enumeral Co-Founder J. Christopher Love, Associate Professor of Chemical Engineering at MIT and licensed exclusively from MIT, to identify and elucidate antibodies and antigens that we believe will be relevant to diseases that affect millions of individuals and are underserved by current therapeutic alternatives. More information on Enumeral can be found in a blog post on the company that was posted today on Harris & Harris Group’s website at http://www.hhvc.com/blog/harnessing-the-human-immune-system-on-a-single-cell-level/.

"We are very pleased to be involved in Enumeral's transition to the public markets," said Doug Jamison, chief executive officer of Harris & Harris Group. "As the founding investor in Enumeral, we have been deeply involved in its development in many capacities, including active participation on the company’s board of directors. Based on the success of this capital raise, we believe Enumeral is properly financed to build value that can be realized in the public markets."

Daniel Wolfe, president, chief operating officer and managing director of Harris & Harris Group and a member of the board of directors of Enumeral, added, "We are excited to see Enumeral’s progress to date, in our opinion, be recognized by the success of this financing. Enumeral's proprietary technology is a scalable platform that we believe can identify new drug treatments and characterize potential patient responses to those treatments. We believe its method of looking at small samples and finding rare events is unique in the industry. This funding should allow Enumeral to build value with its solid foundation of key relationships and proprietary technology. Now, as a public company and with the visibility afforded by a public listing, Enumeral may also quickly realize the value of the progress it achieves building its business and growing the company."

About Harris & Harris Group

Harris & Harris Group, Inc. is a publicly traded venture capital firm that is also a business development company. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and by following on Facebook at www.facebook.com/harrisharrisvc and on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

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Gregory FCA

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